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Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST
                        ANNOUNCES THE DISTRIBUTION
                  FOR THE FOURTH QUARTER OF FISCAL 2007


Red Bank, N.J.  October 31, 2007    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of 64 cents per unit for the fourth quarter of fiscal 2007, payable on November 28, 2007 to holders of record on November 16, 2007. Natural gas sold during the third calendar quarter of 2007 is the primary source of royalty income upon which the November distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 64 cents was 17.95% lower than the distribution of 78 cents for the fourth quarter of fiscal 2006.
The major reasons behind the decline in the distribution payable were a decline in both gas prices and gas sales compared to the prior year's equivalent quarter. Further details will be available in the earnings press release scheduled for release on or about November 13, 2007.

Including this distribution, total distributions for fiscal 2007 were $2.91 per unit, 37 cents per unit or 11.28% lower than the distribution of $3.28 for fiscal 2006. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.